Johnson & Johnson
PRICING TERM SHEET
5.150% Notes due 2012

Issuer:	Johnson & Johnson

Security:	5.150% Notes due 2012

Size:	$600,000,000

Maturity Date:	August 15, 2012

Coupon:	5.150%

Interest Payment Dates:	Paid semi-annually on February 15th and August 15th, commencing February 15, 2008

Price to Public:	99.874%

Benchmark Treasury:	4.625% due July 31, 2012

Benchmark Treasury Yield:	4.559%

Spread to Benchmark Treasury:	+ 62 bp

Yield:	5.179%

Make-Whole Call:	Treasury plus 10 bp

Expected Settlement Date:	August 16, 2007

Anticipated Ratings:	Aaa (stable) by Moody’s Investors Service, Inc.
AAA (stable) by Standard & Poor’s Ratings Services
AAA (stable) by Fitch Ratings

CUSIP	478160AP9

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC
Morgan Stanley & Co. Incorporated

Co-Managers:	BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities Inc. collect at 212-834-4533, Citigroup Global Markets Inc. toll-free at 877-858-5407 or Deutsche Bank Securities Inc. collect at 212-250-6801.

Johnson & Johnson

PRICING TERM SHEET
5.550% Notes due 2017

Issuer:	Johnson & Johnson

Security:	5.550% Notes due 2017

Size:	$1,000,000,000

Maturity Date:	August 15, 2017

Coupon:	5.550%

Interest Payment Dates:	Paid semi-annually on February 15th and August 15th, commencing February 15, 2008

Price to Public:	100.000%

Benchmark Treasury:	4.750% due August 15, 2017

Benchmark Treasury Yield:	4.780%

Spread to Benchmark Treasury:	+ 77 bp

Yield:	5.550%

Make-Whole Call:	Treasury plus 15 bp

Expected Settlement Date:	August 16, 2007

Anticipated Ratings:	Aaa (stable) by Moody’s Investors Service, Inc.
AAA (stable) by Standard & Poor’s Ratings Services
AAA (stable) by Fitch Ratings

CUSIP	478160AQ7

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
The Williams Capital Group, L.P.

Co-Managers:	BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities Inc. collect at 212-834-4533, Citigroup Global Markets Inc. toll-free at 877-858-5407 or Deutsche Bank Securities Inc. collect at 212-250-6801.

Johnson & Johnson
PRICING TERM SHEET
5.950% Notes due 2037

Issuer:	Johnson & Johnson

Security:	5.950% Notes due 2037

Size:	$1,000,000,000

Maturity Date:	August 15, 2037

Coupon:	5.950%

Interest Payment Dates:	Paid semi-annually on February 15th and August 15th, commencing February 15, 2008

Price to Public:	99.488%

Benchmark Treasury:	4.750% due February 15, 2037

Benchmark Treasury Yield:	5.027%

Spread to Benchmark Treasury:	+ 96 bp

Yield:	5.987%

Make-Whole Call:	Treasury plus 20 bp

Expected Settlement Date:	August 16, 2007

Anticipated Ratings:	Aaa (stable) by Moody’s Investors Service, Inc.
AAA (stable) by Standard & Poor’s Ratings Services
AAA (stable) by Fitch Ratings

CUSIP	478160AN4

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC
Morgan Stanley & Co. Incorporated
The Williams Capital Group, L.P.

Co-Managers:	BNP Paribas Securities Corp.
Greenwich Capital Markets, Inc
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities Inc. collect at 212-834-4533, Citigroup Global Markets Inc. toll-free at 877-858-5407 or Deutsche Bank Securities Inc. collect at 212-250-6801.